Exhibit (a)(1)(iii)

Offer To Exchange

Any and All Outstanding Redeemable Warrants

For

Shares of Class A Common Stock

of

PERSHING SQUARE TONTINE HOLDINGS, LTD.

by

PERSHING SQUARE TONTINE HOLDINGS, LTD.

THE WARRANT EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 9, 2021, UNLESS THE WARRANT EXCHANGE OFFER IS EXTENDED OR TERMINATED.

July 8, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Pershing Square Tontine Holdings, Ltd., a Delaware corporation (the “Company”), to act as information agent in connection with the Company’s offer to exchange up to 22,222,222 of its outstanding redeemable warrants (the “Public Warrants”) for shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) upon the terms and subject to the conditions set forth in the Offer to Exchange, dated July 8, 2021 (as it may be amended, supplemented or modified from time to time, the “Offer to Exchange”), and the related Letter of Transmittal and Consent (as it may be amended, supplemented or modified from time to time, the “Exchange Offer Letter of Transmittal” and, together with the Offer to Exchange, the “Warrant Exchange Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Public Warrants registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF THE COMPANY HAS NOT MADE ANY RECOMMENDATION AS TO WHETHER WARRANTHOLDERS SHOULD TENDER OR NOT TENDER THEIR PUBLIC WARRANTS IN THE WARRANT EXCHANGE OFFER.

The Warrant Exchange Offer is not subject to any financing condition. The conditions of the Warrant Exchange Offer are described in the section of Offer to Exchange entitled “The Warrant Exchange Offer—Conditions of the Warrant Exchange Offer.”

For your information and for forwarding to your clients for whom you hold Public Warrants registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Exchange;

2. The Exchange Offer Letter of Transmittal for your use in accepting the Warrant Exchange Offer, tendering Public Warrants and delivering Consents (as defined in the Exchange Offer Letter of Transmittal) and for the information of your clients, together with the included IRS Form W-9;

3. A form of letter that may be sent to your clients for whose accounts you hold Public Warrants registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Warrant Exchange Offer; and

4. A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Warrant Exchange Offer and withdrawal rights will expire at 11:59 P.M., New York City time, on August 9, 2021 (the “Expiration Time,” unless the Company extends or earlier terminates the Warrant Exchange Offer, in which event “Expiration Time” will mean the latest time and date at which the Warrant Exchange Offer, as so extended by the Company, will expire).

The Warrant Exchange Offer is being made pursuant to the Share Purchase Agreement, dated as of June 20, 2021 (as it may be amended, supplemented or modified from time to time, the “Share Purchase Agreement”), by and between the Company and Vivendi S.E. (“Vivendi”), a corporation (société européenne) incorporated under the laws of France, pursuant to which the Company will purchase 10% of the ordinary shares (such shares, the “UMG Shares”) of Universal Music Group B.V. (“UMG”), a private company with limited liability organized under the laws of the Netherlands, par value €10 per share and distribute those UMG Shares to its stockholders (the “Business Combination”).

The board of directors of the Company has unanimously: (i) determined that the UMG Business Combination is in the best interests of the Company and, if consummated, would constitute the initial business combination pursuant to the Company’s Certificate of Incorporation; (ii) determined to recommend that stockholders not tender their shares into the Redemption Offer (as defined in the Offer to Exchange); and (iii) authorized the Company to enter into the UMG Business Combination Documents and to undertake the various steps required to effectuate the UMG Business Combination

For Public Warrants to be properly tendered pursuant to the Warrant Exchange Offer, the warrant certificates or confirmation of receipt of such Public Warrants under the procedure for book-entry transfer, together with a properly completed and duly executed Exchange Offer Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfers, either such Exchange Offer Letter of Transmittal or an Agent’s Message (as defined in the section of the Offer to Exchange entitled “The Warrant Exchange Offer—Procedures for Tendering Public Warrants”) in lieu of such Exchange Offer Letter of Transmittal, and any other documents required in the Exchange Offer Letter of Transmittal, must be timely received by the Depositary, all in accordance with the Offer to Exchange and the Exchange Offer Letter of Transmittal.

Except as set forth in the Offer to Exchange, the Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Public Warrants pursuant to the Warrant Exchange Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

You may contact us as Information Agent with questions and requests for assistance, and for additional copies of the Offer to Exchange, the Exchange Offer Letter of Transmittal and other Warrant Exchange Offer materials, at the address and telephone number set forth on the back cover of the Offer to Exchange.

Very truly yours,

Nothing contained herein or in the enclosed documents shall render you the agent of the Company, the Information Agent, or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Warrant Exchange Offer other than the enclosed documents and the statements contained therein.

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